SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            Avatech Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  05349Y 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               January 18, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                               |_| Rule 13d-1(b)
                               |X| Rule 13d-1(c)
                                -
                               |_| Rule 13d-1(d)
                                 ---------------

-------------------------------                  -------------------------------
CUSIP No.   05349Y 10 4               13G/A                    Page 2 of 8 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Eugene J. Fischer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               1,128
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               1,927,025
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           1,128
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           1,927,025
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,928,153
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

-------------------------------                  -------------------------------
CUSIP No.   05349Y 10 4               13G/A                    Page 3 of 8 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barbara L. Santry
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               0
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               1,927,025
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           1,927,025
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,927,025
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

-------------------------------                  -------------------------------
CUSIP No.   05349Y 10 4               13G/A                    Page 4 of 8 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Capstone SBIC Management, Inc.                 94-3280419
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               0
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               1,927,025
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           1,927,025
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,927,025
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

-------------------------------                  -------------------------------
CUSIP No.   05349Y 10 4               13G/A                    Page 5 of 8 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Capstone Ventures SBIC, L.P.                 94-3295103
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               1,927,025
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               0
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           1,927,025
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,927,025
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).     Name of Issuer:

               Avatech Solutions, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:

               11400 Cronridge Drive, Suite A, Owings Mills, Maryland  21117


Item 2(a).     Names of Persons Filing:

               Eugene J. Fischer
               Barbara L. Santry
               Capstone Ventures SBIC, L.P.,
               Capstone SBIC Management, Inc.


Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of Eugene J. Fischer, Barbara L. Santry, Capstone Ventures SBIC, L.P., and Capstone SBIC Management, Inc. is: 3000 Sand Hill Road, Building 1, Suite 290, Menlo Park, CA 94025


Item 2(c).     Citizenship:

               Eugene J. Fischer                           USA
               Barbara L. Santry                           USA
               Capstone SBIC Management, Inc.              Delaware
               Capstone Ventures SBIC, L.P.                Delaware

Item 2(d).     Title of Class of Securities:

               Common Stock


Item 2(e).     CUSIP Number:

               05349Y 10 4


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b),or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable.

Item 4.        Ownership:

               As of January 18, 2003, the following shares were beneficially owned by the Reporting Persons:

               Eugene J. Fischer
               (a)      Amount beneficially owned:                                                 1,928,153
               (b)      Percent of class:                                                            17.1%
               (c)      Number of shares as to which such person has:
                        (i)      Sole power to vote or to direct the vote:                           1,128
                        (ii)     Shared power to vote or to direct the vote:                       1,927,025
                        (iii)    Sole power to dispose or to direct the disposition of:              1,128
                        (iv)     Shared power to dispose or to direct the disposition of:          1,927,025

               Barbara L. Santry
               (a)      Amount beneficially owned:                                                 1,927,025
               (b)      Percent of class:                                                            17.1%
               (c)      Number of shares as to which such person has:
                        (i)      Sole power to vote or to direct the vote:                             0
                        (ii)     Shared power to vote or to direct the vote:                       1,927,025
                        (iii)    Sole power to dispose or to direct the disposition of:                0
                        (iv)     Shared power to dispose or to direct the disposition of:          1,927,025

               Capstone SBIC Management, Inc.
               (a)      Amount beneficially owned:                                                 1,927,025
               (b)      Percent of class:                                                            17.1%
               (c)      Number of shares as to which such person has:
                        (i)      Sole power to vote or to direct the vote:                             0
                        (ii)     Shared power to vote or to direct the vote:                       1,927,025
                        (iii)    Sole power to dispose or to direct the disposition of:                0
                        (iv)     Shared power to dispose or to direct the disposition of:          1,927,025

               Capstone Ventures SBIC, L.P.
               (a)      Amount beneficially owned:                                                 1,927,025
               (b)      Percent of class:                                                            17.1%
               (c)      Number of shares as to which such person has:
                        (i)      Sole power to vote or to direct the vote:                         1,927,025
                        (ii)     Shared power to vote or to direct the vote:                           0
                        (iii)    Sole power to dispose or to direct the disposition of:            1,927,025
                        (iv)     Shared power to dispose or to direct the disposition of:              0

Item 5.        Ownership of Five Percent or Less of a Class:

               Not applicable.


Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.


Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired  the  Security  Being  Reported on by the Parent Holding
               Company:

               Not applicable.

Item 8.        Identification and Classification of Members of the Group:

               Not applicable.


Item 9.        Notice of Dissolution of Group:

               Not applicable.

Item 10.       Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       CAPSTONE VENTURES, SBIC, L.P.
                                       By:  CAPSTONE SBIC MANAGEMENT, INC.,
                                            its General Partner


Date:  January 21, 2004                     By:           /s/
       -------------------------               ---------------------------------
                                               Eugene J. Fischer, President


                                       CAPSTONE SBIC MANAGEMENT, INC


Date:  January 21, 2004                By:          /s/
       -------------------------          --------------------------------------
                                          Eugene J. Fischer, President



Date:  January 21, 2004                            /s/
       -------------------------         ---------------------------------------
                                         Eugene J. Fischer


Date:  January 21, 2004                            /s/
       -------------------------         ---------------------------------------
                                         Barbara L. Santry

                                                                       Exhibit A
                                                                       ---------

                            AGREEMENT OF JOINT FILING

     In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any amendments thereto, with respect to the Common Stock, par value $0.01 per share, of Avatech Solutions, Inc., and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of November 26, 2003.

                                       CAPSTONE VENTURES, SBIC, L.P.
                                       By:  CAPSTONE SBIC MANAGEMENT, INC.,
                                            its General Partner


Date:  January 21, 2004                     By:           /s/
       -------------------------               ---------------------------------
                                               Eugene J. Fischer, President


                                       CAPSTONE SBIC MANAGEMENT, INC


Date:  January 21, 2004                By:          /s/
       -------------------------          --------------------------------------
                                          Eugene J. Fischer, President



Date:  January 21, 2004                            /s/
       -------------------------         ---------------------------------------
                                         Eugene J. Fischer


Date:  January 21, 2004                            /s/
       -------------------------         ---------------------------------------
                                         Barbara L. Santry